Exhibit 99

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Adds Neil S. Novich and Richard W. Frost to its Board of Directors

PEABODY, Mass., July 10, 2012 (BUSINESS WIRE) -- Beacon Roofing Supply, Inc. (Nasdaq: BECN) ("Beacon" or the “Company”) announced today that it has added Neil S. Novich and Richard W. (‘Rick”) Frost to its Board of Directors, effective immediately.

Mr. Novich is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and then added Chairman to his title in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the Boards of Hillebrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. He has a bachelor's degree in physics from Harvard University and master's degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Frost is also an experienced executive who has deep operational experience in the building products industry. He retired as Chief Executive Officer for Louisiana-Pacific Corporation in May 2012, having served in that capacity since December 2004. Mr. Frost previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. He currently serves on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,100 stores in 44 states. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

“We are very pleased to welcome Neil and Rick to our Board of Directors," said Robert R. Buck, Beacon's Chairman. "Their executive and director experience, including success in growth situations and with acquisitions, will be valuable assets for us as we move forward with our planned continued growth." Mr. Novich stated: “I have been extremely impressed with Beacon’s success since its IPO, particularly its ability to grow and be profitable through the economic downturn. I look forward to being a part of the Company’s continued success.” Mr. Frost added: “I am excited about joining Beacon's Board of Directors. The Company already has accomplished a great deal since becoming a public company and I look forward to working with management and the other Board members to continue the Company's advancement."

About Beacon Roofing Supply Inc.: Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 206 branches in 38 states in the United States and across Canada. Website: www.beaconroofingsupply.com.

For more information: David Grace, CFO 978-535-7668 x14, dgrace@beaconroofingsupply.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Beacon Roofing Supply Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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